Exhibit 23.3

Consent of Independent Auditors

We consent to the inclusion and incorporation by reference of our audit reports dated March 30, 2015 and March 25, 2014, on the consolidated financial statements of Aastra Technologies Limited, which comprise the consolidated statements of financial position as at December 31, 2013, December 31, 2012 and January 1, 2012, the consolidated statements of profit, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information and to the reference to our firm under the heading “Experts” in the offer to exchange.

The audit report covering the December 31, 2013 financial statements refers to the adoption of a new accounting pronouncement related to employee benefits in 2013.

/s/ KPMG LLP

April 1, 2015

Toronto, Canada